Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S‑8 (Nos. 33-54347, 33-51189 and 333-161939) of Thermo Fisher Scientific Inc. of our report dated June 25, 2019 relating to the financial statements and supplemental schedules of Thermo Fisher Scientific Inc. 401(k) Retirement Plan, which appears in this Form 11-K.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts
June 25, 2019